U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 10, 2011

NORTH AMERICAN ENERGY RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada

(State or Other Jurisdiction of

Incorporation or Organization)

0-52522	98-0550352
(Commission File Number)	(I.R.S. Employer Identification No.)

228 St. Charles Avenue., Suite 724, New Orleans, Louisiana 70130

(Address of principal executive offices including zip code)

(504) 561-1151

(Registrant’s telephone number, including area code)

Item 5.02 Election of Directors; Compensatory Arrangements.

On November 10, 2011, North American Energy Resources, Inc. (the “Company”), by unanimous consent of its Board of Directors, increased the number of directors from three (3) to four (4). On the same date, November 10, 2011, the Board of Directors unanimously consented to the appointment Larry D. Hall as the fourth director.

Larry D. Hall, 69, previously served as a chairman and chief executive officer of KN Energy, Inc. a diversified and integrated natural gas company formerly listed on the NYSE until its merger with Kinder Morgan, Inc. in 1999. Mr. Hall has also served as a director of the Interstate Natural Gas Association of America, of the Colorado Association Commerce and Industry, of the Mountain States Employers’ Council, Inc., and of the Public Education and Business Coalition. In 2000, Mr. Hall started CPS Investments, LLC in Denver, Colorado where he undertook a $150 million project developing condominiums, townhomes, and apartment space. Mr. Hall also has served as a director of Magnum Technologies, Inc., an information technology service management and business impact management software company. Mr. Hall earned a Bachelor of Arts degree in business and a Juris Doctor degree, with honors, from the University of Nebraska.

COMPENSATION ARRANGEMENTS

The Company granted Mr. Hall Warrant Certificate #NAEY 004 (the "Warrant"), with the following primary terms and conditions:

a)    The Warrant entitles the owner to purchase 500,000 shares of common stock of the Company at a strike price of $0.180 per share.

b) The Warrant vests immediately and must be exercised within five years of the issuance date.

c) The Warrant contains price protection should shares be used for an acquisition at a price lower than the conversion price in force and the anti dilution provision does not apply to financings done below the strike price.

d) The Warrant shall be registered in the first registration statement the Company files, subject to legal counsel approval.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

The following exhibits are furnished as a part of this Current Report on Form 8-K:

99.4 Press Release issued by North American Energy Resources, Inc. on November 10, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN ENERGY RESOURCES, INC. By: s/Clinton W. Coldren Clinton W. Coldren, Chief Executive Officer

DATE: November 10, 2011